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                                                                    Exhibit 10.2
[Penwest Logo]

777 108th Avenue N.E.
Suite 2390
Bellevue, WA
98004-6000
(206) 462-6000
Fax (206) 462-2819


                        CONFIDENTIALITY, CONSULTING AND
                            NONCOMPETITION AGREEMENT

     This Agreement will serve to confirm existing understandings and agreements between PENWEST, LTD., a Delaware corporation, and its subsidiaries including without limitation the Edward Mendell Co., Inc., a Washington corporation ("MENDELL"), (hereinafter collectively referred to as "PENWEST") and JOHN N. STANIFORTH (hereinafter referred to as "CONSULTANT").

                                    Recitals

     PENWEST is willing to retain CONSULTANT and to disclose certain information to CONSULTANT relating to pharmaceutical excipients, control release and sustained release technology for the purpose of evaluating this technology and its market potential in the areas of food, pharmaceuticals, agriculture and paper chemicals (the "Field of Interest").

     PENWEST believes that in the course of such undertaking it will be necessary to disclose certain information (the "Confidential Information") to CONSULTANT which is confidential and proprietary to PENWEST.

     CONSULTANT is willing to perform consulting services in the Field of Interest and acknowledges the proprietary rights of PENWEST to its Confidential Information.

                                   Agreement

     The parties agree as follows:

     1) DEFINITION. "Confidential Information" as used herein is defined as that information which is disclosed by PENWEST to CONSULTANT and which is either at the time of disclosure or within thirty (30) days thereafter reduced to writing and designated CONFIDENTIAL.

     2) EXCLUSIONS. Confidential Information disclosed by PENWEST will be treated as confidential by CONSULTANT unless the information:

        (ii)   was known to CONSULTANT;

        (ii)   was in the public domain through no fault of CONSULTANT;

        (iii) becomes part of the public domain through no fault of CONSULTANT; or

        (iv) is hereafter obtained in good faith by CONSULTANT from a third party having bona fide rights to furnish such information without violating the proprietary rights of PENWEST or any other person.

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     3) TERMS AND RESTRICTIONS ON CONFIDENTIAL INFORMATION. CONSULTANT agrees to treat the Confidential Information disclosed to him under confidence for a period of five (5) years from the date of receipt of the information. CONSULTANT will limit his disclosure of the Confidential Information to those employees or others subject to his control or direction who are required to have such Confidential Information in the performance of their duties and all such employees or other persons shall be made aware of the terms of this Agreement.
In the event of a breach of the Agreement by an employee or other person under the direction or control of CONSULTANT, CONSULTANT shall be liable for such breach. This Agreement is not intended to and does not place a restriction on any disclosure of Confidential Information by CONSULTANT which CONSULTANT is legally required to make.

     4) CONSULTING SERVICES. CONSULTANT shall make himself available at mutually agreeable times and places for consultation in the Field of Interest for the equivalent of thirty-seven (37) days per year.

     5) IMPROVEMENTS AND INVENTIONS. CONSULTANT will promptly and fully disclose to PENWEST in writing, any and all improvements and inventions in the Field of Interest which are conceived or made by CONSULTANT, solely or with others, during the period of this Agreement and within six months thereafter which arise out of or result from the services CONSULTANT has rendered to PENWEST or derive from confidential technical information which CONSULTANT has received from or developed for PENWEST. CONSULTANT will assist PENWEST and its nominees in all ways, during and subsequent to the terms of this Agreement, in obtaining Letters Patent for such inventions in any country where PENWEST may desire. CONSULTANT will, for example, execute applications for Letters Patent, execute appropriate patent assignments, and execute any other documents which, in PENWEST's opinion, are necessary to secure or otherwise preserve its rights. It is clearly understood that your interest in all such inventions is and shall remain the sole and exclusive property of PENWEST without any further compensation to CONSULTANT aside from the terms of compensation set forth in paragraph 7. The preparation and filing of patent applications, assignments and all other documents, as well as the conduct of proceedings incident to securing and enforcing patents covering such inventions, shall be solely at the expense of PENWEST.

     6) OWNERSHIP OF CREATIVE WORKS. All writing, drawings, photographs, models, sound recordings, audiovisual records, and other creative works prepared by CONSULTANT in furtherance of CONSULTANT's consulting hereunder shall be deemed to have been prepared for PENWEST and shall be considered as works made for hire and all rights comprised in the copyright thereof shall be owned by PENWEST.

     7) COMPENSATION. CONSULTANT shall be compensated at the rate of LSTG 12,500 per year payable in two equal semiannual installments on mutually agreeable dates, subject to periodic review, plus reimbursement of reasonable out-of-pocket expenses for travel, provided that the nature of such expenses are preapproved by PENWEST and the actual expenses are supported by itemized documentation and do not exceed US $3,000 per trip or US $25,000 per year, subject to periodic review. Expenses for travel MUST be submitted on a timely basis each quarter for reimbursement.

     8) NONCOMPETITION. For the term of this Agreement and for a period of two (2) years thereafter CONSULTANT will not provide consulting services or otherwise be engaged or involved, directly or indirectly, by Forum Chemicals Limited and/or Forum Holdings, Ltd. (jointly and severally "Forum"), their respective affiliated companies, or any business or other enterprise which produces or is performing research or development for products which in the good faith judgment of PENWEST directly compete with or will directly compete with products produced by or in the research and development stage for PENWEST except for lactose. PENWEST covenants that it will give due and fair consideration to any request by CONSULTANT to waive this

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Agreement not to compete as to specific enterprises especially where the potential competition is in the good faith judgment of PENWEST not likely to have an adverse effect on PENWEST.

     9. EFFECTIVE DATE AND TERM. The effective date of this Agreement shall be as of September 1, 1992 and the initial term of this Agreement shall expire as of August 31, 1993. This Agreement shall be automatically renewed and extended for successive terms of one year each, unless either party shall notify the other not more than 60 nor less than 30 days prior to the expiration of the then current term in writing of the desire to terminate this Agreements.

     10. REMEDIES/BREACH

     (i) In the event of CONSULTANT's breach of this Agreement, PENWEST shall have the right to: a) demand the immediate return of all Confidential Information; b) recover its actual damages incurred by reason of such breach, including, without limitation, its attorneys fees and costs of any suit; and/or
c) obtain injunctive relief to prevent such breach or to otherwise enforce the terms of this Agreement.

     (ii) CONSULTANT and PENWEST specifically agree that CONSULTANT's breach of the noncompetition provisions of this Agreement and/or the terms restricting CONSULTANT's disclosure and use of Confidential Information would result in harm to PENWEST for which there is no adequate remedy at law. CONSULTANT therefore agrees that PENWEST shall be entitled to INJUNCTIVE relief from any such violation of the foregoing provisions and THAT NO BOND SHALL BE REQUIRED.

     (iii) The foregoing remedies for breach shall be cumulative and shall be in addition to any other remedy available at law or in equity.

     11. SEVERABILITY. If any provision of this Agreement is unenforceable or illegal, the remainder of this Agreement shall remain in full force and effect. If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law.

     12. GOVERNING LAW. This Agreement shall be deemed a contract made, executed, delivered and performed in the State of Washington, U.S.A. and shall be governed by the laws of the State of Washington. The Federal and State courts sitting in King County, Washington shall have exclusive jurisdiction over all controversies which may arise under or in relation to this Agreement, especially with respect to the execution, interpretation, breach, enforcement, or compliance thereof. The parties further agree and consent to service, jurisdiction, and venue of such courts for any litigation arising from this Agreement, and waive any other venue to which they might be entitled by virtue of domicile, habitual residence or otherwise.

     13. AMENDMENT. This Agreement constitutes the entire Agreement of the parties, and may be altered or amended or any provision hereof waived only by an agreement in writing signed by the party against whom enforcement of any alteration, amendment or waiver is sought. No waiver by either party or any breach of this Agreement shall be considered as a waiver of any subsequent breach.

     14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns, but none of the benefits of this Agreement shall be assigned without the written consent of the other party.

     15. AUTHORITY. The persons executing this Agreement represent and warrant that they are authorized to execute this Agreement on behalf of the party for whom they sign.


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     16. TITLES AND HEADING. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     IN WITNESS, WHEREOF, PENWEST and CONSULTANT have executed this Agreement on the 25th day of September, 1992.


                                         PENWEST, LTD.

                                         By  /s/ Robert G. Widmaier
                                             ---------------------------------

                                         Title  Vice President and Chief
                                                Innovation Officer
                                                ------------------------------

                                          John N. Staniforth

                                          /s/ John N. Staniforth
                                          ------------------------------------

                                          Title
                                                ------------------------------


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[Penwest LOGO]

Robert G. Widmaier, Ph.D.
Vice President and
Chief Innovation Officer
777 108th Avenue N.E.
Suite 2390
Bellevue, WA
98004-5193
(206) 462-6000
Fax (206) 462-2819


                           September 25, 1992

Mr. John Staniforth
High Trees
1700 Bloomfield Road
Bath BA 1 7AT
ENGLAND

                      RE: INVENTIONS NOT FUNDED BY PENWEST

Dear John:

     We have this day executed a CONFIDENTIALITY, CONSULTING AND NONCOMPETITION AGREEMENT ("Consulting Agreement") and a ROYALTY AGREEMENT. This letter will set forth our Agreement relating to inventions or other intellectual property having potential commercial application which you develop through research which is not funded by PENWEST, LTD. or any of its subsidiaries (collectively "PENWEST") and which is not covered by Section 5 and 6 of the Consulting Agreement.

     You agree that you will present a written summary of any such research to and in a form acceptable to the Chief Innovation Officer of PENWEST (CIO) or such other individual designated by the CIO or Chief Executive Officer of PENWEST. PENWEST shall have sixty (60) days from the receipt of such research in which to make an initial review and determine whether such research warrants further review by PENWEST.

     If PENWEST determines that it is interested in further review and/or development it shall so advise you in writing and proceed to negotiate in good faith and enter into a written agreement which shall include without limitation terms and conditions for any further research and/or development which may be required or advisable, and for your compensation which may be in the form of a royalty or other mutually agreeable arrangement. You also agree to negotiate such an agreement in good faith.

     If no agreement is executed within six months after PENWEST has advised you of its initial interest, or if PENWEST subsequently advises you in writing that it is no longer interested in utilizing such research than you may present such research to other parties or otherwise exploit your research.

                              Very truly yours,

                              /s/ Robert G. Widmaier

                              Robert G. Widmaier, Ph.D.